Exhibit 99.1

Milagro Oil & Gas, Inc., Vanquish Energy, LLC and Vanquish Finance Inc.

Announce Extension of Private Exchange Offer and Consent Solicitation

Houston, Texas – August 30, 2013

Milagro Oil & Gas, Inc. (“Milagro”), Vanquish Energy, LLC, (“Vanquish”), and Vanquish Finance, Inc., (“Finance Corp.” and, together with Vanquish, the “Issuers”) announced today that they have extended the Expiration Date to 5:00pm, New York City time, on October 31, 2013, for their private exchange offer (the “Exchange Offer”) to exchange any and all of Milagro’s outstanding 10.500% Senior Secured Second Lien Notes due 2016 (the “Old Notes”) issued under the Indenture dated as of May 11, 2011 (the “Indenture”) among Milagro, the guarantors party thereto and Wells Fargo Bank, N.A., as Trustee, for either (i) Class A Units (the “Class A Units”) of Vanquish and 10.500% Senior Secured Second Lien Notes due 2017 of the Issuers (the “New Notes,” and together with the Class A Units, the “New Securities”) or (ii) cash for up to a maximum of $65.0 million aggregate principal amount of the Old Notes, all on the terms and subject to the conditions as set forth in a confidential offering circular and consent solicitation statement (the “Offering Circular”). In connection with the Exchange Offer, Milagro is soliciting consents (“Consents”) from holders of the Existing Notes to certain proposed amendments to the Indenture (the “Consent Solicitation”). The Issuers did not extend withdrawal rights and, pursuant to the terms of the Exchange Offer, previously tendered Old Notes may not be validly withdrawn and Consents may not be validly revoked.

The complete terms and conditions of the Exchange Offer and Consent Solicitation are described in the Offering Circular, copies of which may be obtained by eligible holders by contacting D.F. King & Co., Inc., the information agent, at 48 Wall Street, 22nd Floor, New York, New York 10005, (212) 269-5550 (collect) or (800) 290-6427 (toll free), or milagro@dfking.com.

The Exchange Offer is being made only to qualified institutional buyers and accredited investors and to certain non-U.S. investors located outside the United States. The Exchange Offer is made only by, and pursuant to, the terms set forth in the Offering Circular and the information in this press release is qualified by reference to the Offering Circular and the letter of transmittal accompanying the Offering Circular. Subject to applicable law and the consent of certain holders of Old Notes, Milagro may amend, extend or terminate the Exchange Offer.

Documents relating to the Exchange Offer, including the Offering Circular, will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for the Exchange Offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Milagro

Milagro Oil & Gas, Inc. is an independent energy company based in Houston, Texas that is engaged in the acquisition, development, exploitation, and production of oil and natural gas. Milagro’s historic geographic focus has been along the onshore Gulf Coast area, primarily in Texas, Louisiana, and Mississippi. Milagro operates a significant portfolio of oil and natural gas producing properties and mineral interests in this region and has expanded its footprint through the acquisition and development of additional producing or prospective properties in North Texas and Western Oklahoma.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties include: Milagro’s level of indebtedness; covenant restrictions in its debt agreements; its ability to finance planned capital expenditures; the volatility in commodity prices for oil and natural gas; demand for oil and natural gas; future profitability; Milagro’s ability to continue as a going concern; accuracy of reserve estimates; the need to take ceiling test impairments due to lower commodity prices; significant dependence on financing for acquisitions; the ability to replace oil and natural gas reserves; general economic conditions; the ability to control activities on properties that Milagro does not operate; pricing risks; availability of rigs, crews, equipment and oilfield services; Milagro’s ability to hire and retain key members of its senior management and key technical employees; geographic concentration of its assets; expiration of undeveloped leasehold acreage; exploitation, development, drilling and operating risks; the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs; availability of pipeline capacity and other means of transporting oil and natural gas production; reliance on independent experts; Milagro’s ability to integrate acquisitions with existing operations; the sufficiency of its insurance coverage; competition; the possibility that the industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation); and environmental risks, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Milagro’s Annual Report on Form 10–K for the year ended December 31, 2012, as well as other reports filed with the Securities and Exchange Commission. Milagro disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.